Exhibit 99.1

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O. BOX 1256
CINCINNATI, OHIO 45201

May 22, 2003

For Immediate Release

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Estimates Losses from Recent Storms

• Specialty Insurer Works to Help Policyholders Recover and Rebuild

Cincinnati, May 22, 2003 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced a preliminary catastrophe loss estimate of approximately $12 to $13 million (pre-tax) from the series of storms and tornadoes that hit the midwestern, south central and southeastern states during the period of May 2 through May 11.

“Our thoughts are with those who have suffered losses,” said John W. Hayden, president and chief executive officer of The Midland Company. “While we can’t erase the damage, we can make certain that our policyholders receive the help they need — quickly and compassionately. American Modern Insurance Group, our insurance subsidiary, consistently settles more than 85 percent of all property claims within 30 days — and most within seven days of being reported. Quick claims payment and our superior staff training are especially important in these disaster situations and we’re working to make certain our policyholders receive help as soon as possible.”

“This is when American Modern really proves its value to our policyholders,” Hayden continued. “We are committed to providing ready help, and we have the financial strength to meet those obligations.”

Hayden added, “Since April 1, 2003, the company presently estimates that it has incurred weather-related catastrophe losses of approximately $18.0 million (pre-tax) which, in addition to the May storms, includes approximately $5.2 million (pre-tax) in losses from storms occurring in the first two weeks of April. Assuming a normal level of catastrophe losses for the remainder of the second quarter, management projects that total second quarter catastrophe losses could approach $21 million (pre-tax), or 76 cents per share (diluted after-tax). This compares to a normalized historic average of second quarter catastrophe losses of approximately $10 million (pre-tax) or 36 cents per share (diluted after-tax).”

“Weather is certainly taking its toll on our second quarter results,” Hayden said. “As we have commented in the past, the second and third quarters have historically been prone to a higher incidence of weather-related losses as well as a higher level of losses from seasonal insurance products such as motorcycle and watercraft coverages. Given the level of catastrophe losses that we’ve experienced in the second quarter and assuming normalized weather throughout the remainder of the year, we forecast our full-year property and casualty combined ratio — losses and expenses as a percent of earned premium — to be less than 100 percent but possibly higher than the targeted range of 96 to 98 percent that we have previously discussed.”

In the second quarter of 2002, the company reported net income of $5.9 million, or 33 cents per share (diluted), including $0.7 million (after-tax), or 4 cents per share (diluted after-tax) of realized capital losses. Catastrophe losses in last year’s second quarter totaled $8.2 million (pre-tax), or 30 cents per share (diluted after-tax).

Midland Estimates Losses from Recent Storms
May 22, 2003

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2003 and beyond. The forward-looking statements involve risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.